Exhibit 99.1

Conference Call Transcript

Ryerson Holding Corporation

Earnings Conference Call – 2nd quarter 2014

August 20, 2014

9:00 am CT

Operator: Good day and welcome to Ryerson’s Second Quarter 2014 Earnings call. Today’s conference is being recorded. For opening remarks and introductions I would like to turn the call over to Mr. Michael Arnold, President and Chief Executive Officer. Sir you may begin.

Michael Arnold: Well good morning and thank you for joining Ryerson’s Second Quarter 2014 Earnings call. As the operator said I’m Mike Arnold, Ryerson’s President and Chief Executive Officer. And I’m here with Eddie Lehner, our Chief Financial Officer.

Let me start by welcoming you all to the call and especially our new shareholders. As you know, we priced our initial public offering on August 7. And Ryerson is now once again a publicly traded company. As such on a quarterly basis we’ll distribute an earnings release, host a public conference call and of course now conduct a Q&A session at the end of the call.

Before we get started I need to remind everybody that certain comments we make on the call can contain forward-looking statements within the meaning of the federal securities law.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Such risks and uncertainties include but are not limited to the volatility in metals demand and prices and the cyclicality of the various industries we serve. Forward-looking statements provide our current expectations or future court—forward-looking statements provide our current expectations or forecasts of future events. You’re cautioned not to place undue reliance on these forward-looking statements which speak only as to the date they are made.

Financial results we will discuss today are for Ryerson Holding Company for the quarter ended June 30, 2014.

Okay well for several years now we’ve talked about our transformational strategy to enhance Ryerson’s competitive position and its long term growth and profitability. While we’re still in the early innings of our company’s transformation I’m proud of the progress we’ve made as an organization, progress that shows now in our financial results.

We’ve established a highly competitive cost structure and continue to effectively manage our expenses.

Through value-based pricing, a strategic shift in our product and customer mix and reduced supply chain costs we’ve expanded gross profit margins.

We continue to manage working capital with industry-leading efficiency and we’ve made targeted investments in the business adding new facilities and equipment to support and accelerate our strategic growth focus on value-added processing and services across all of our product categories with an emphasis as we’ve mentioned before on plate and long bar processing and service.

The benefits of our transformation are apparent in our second quarter financial results. With our transformation we’ve established a platform for growth as we leverage our competitive advantages.

As we talked in the road show Ryerson’s a single franchise with one main go to market brand across the company. Our integrated network enables us to leverage our talent, technology, inventory, processing equipment and service capabilities across the company.

We’re making Ryerson easier to do business with by integrating people and technology. Customers can engage with us through a single point of contact or a centralized call center through our e-commerce platform Ryerson Direct or through our expert local branch representatives. Ryerson is leveraging its integrated asset base to serve customer 24/7.

With our late cycle end markets beginning to show growth recent consolidation in North American primary metal production and our corporate transformation firmly rooted across Ryerson we’re optimistic about our potential to leverage our significant scale in a highly fragmented market going forward. And these same factors leave us well-positioned to benefit as market conditions improve.

I’d like to take the opportunity to acknowledge the over 4000 Ryerson associates who have dedicated themselves to transforming our company and enhancing its performance.

With that let me turn the call over to Eddie to review the highlights of our second quarter performance and provide a little bit more color on the metals market environment.

Edward Lehner: Thank you and good morning. It was great to meet a number of you on our road show. And I look forward to maintaining open communications and a regular dialogue as we update you on Ryerson’s progress.

For the second quarter of 2014 revenues were $932 million—up 2.7% year over year and up 6.5% sequentially from the first quarter of 2014.

Favorable price trends were an important driver of revenue growth. The average selling price was up 1.9% sequentially and 2.9% year over year.

For stainless while prices are still well below long-term averages we’ve seen notable improvement. Nickel was up 26% from the first quarter of 2014 to the second.

Aluminum pricing has been firming trending up both on the LME and Midwest spot markets with LME aluminum prices up 10% this year.

Primary carbon steel pricing has been resilient despite high import levels with domestic to international spreads across certain product categories remaining attractive at greater than $100 per net ton at present.

We are starting to see a paced but measurable recovery in metals demand.

While volume was flat year over year tons per day were up 2.9% from the first quarter of 2014. And total volume was up 4.5% sequentially with one additional shipping day.

On a month to month basis volume trended upward over the course of the second quarter. We experienced relative strength in the transportation, machinery, oil and gas and fabricated metals markets.

We continued to make progress on the gross margin and expense management fronts.

Gross margins were 16.6% in the second quarter of 2014 compared to 17.5% in the second quarter of 2013 and 16.9% in the first quarter this year which includes a $26 million swing from LIFO income in the second quarter of 2013 to LIFO expense in the second quarter of 2014.

Excluding LIFO gross margins expanded to 18% — the highest level since 2008 — up from 17.9% in the first quarter of 2014 and 16.1% in the second quarter of 2013. A reconciliation of gross margin excluding LIFO, a non-GAAP financial measure to gross margin is provided in our earnings release which is available on our website.

On the expense side, as you can see on our financial table, expenses were up only 2% sequentially from the first quarter. At the same time, revenues increased 6.5% on a 4.5% volume growth and a 1.9% increase in the average selling price. This is the operating leverage we have discussed based upon a leaner structural expense baseline which is more visible in a rising demand environment.

Net income attributable to Ryerson Holding Corporation was $2.6 million, up from $1.6 million in the first quarter of 2014 and $0.5 million in the second quarter of 2013.

We track adjusted EBITDA, excluding LIFO as one of our key metrics and provide it for comparability to our peers.

Please note adjusted EBITDA, excluding LIFO is a non-GAAP financial measure which we reconciled to GAAP financials in our earnings release, which is available on our website.

Driven by strong execution, firming prices in volume, higher gross margins and expense leverage, adjusted EBITDA, excluding LIFO expanded to $62 million — up 17% sequentially and 53% year over year.

With that we’ve now generated four consecutive quarters of year over year growth in adjusted EBITDA, excluding LIFO.

Moving on to the balance sheet we’ve announced plans to redeem $99.5 million of the 11-1/4% senior notes due in 2018 with proceeds from our initial public offering.

As a result, our total debt net of cash and marketable securities will be reduced about 6% to $1.1 billion. That will reduce our annualized interest expense by approximately $11 million.

As of June 30, 2014 borrowings under our primary bank revolving credit facility stood at $325 million with additional availability of $344 million.

Including our cash and marketable security balances total liquidity was $451 million.

As for our debt profile we don’t have any near-term maturities.

Ryerson intends to continue to de-lever its balance sheet. With ample liquidity, noted improvements in our financial performance, a favorable interest rate environment and a continuing focus on identifying near-term opportunities for improvement Ryerson plans to strengthen the balance sheet through debt reduction and accretive investments that drive EBITDA growth.

As for working capital management we reduced inventory days of supply to 78.2 in the second quarter of 2014. That’s down from more than 80 days over the last few quarters, and it’s illustrative of working capital leverage when volumes expand and inventory withdrawal rates increase.

The benefits of Ryerson’s transformation are apparent in our financial results and gaining momentum.

We see outstanding opportunities to grow Ryerson’s market share in targeted products and services. And at the same time, we are poised to benefit from an industrial market recovery.

With that we’d like to open this call to your questions.

Operator: At this time you may press Star 1 to ask a question. Please ensure that your mute function is turned off to allow your signal to reach our equipment. Again that’s Star 1 if you’d like to ask a question.

And we’ll take our first question from Brett Levy with Jefferies.

Brett Levy: Hi guys. Congrats on the IPO. Can you guys talk...

Michael Arnold: Thanks Brett.

Brett Levy: ...about plan—can you guys talk about plans to, you know, address the, you know, call dates for the nines and the remaining 11-1/4s as they come up maybe as an initiative to reduce your interest expenses?

Edward Lehner: Yes Brett, this is Eddie. We’re looking at that now. I mean we look out over the next 18 months. And certainly we see where there may be prospective opportunities and we’re looking at that right now.

Brett Levy: And then the second question relates to nickel. Obviously nickel’s run, stainless is run. I imagine it has benefited you guys. Are there any plans to hedge nickel in a way to sort of minimize your exposure to any downward movement or any movement at all in nickel at these high nickel stainless prices?

Edward Lehner: Brett this is Eddie again. We’ve employed a good risk management approach particularly with some offshore buys. So where we do some financial hedging, financial instrument hedging for offshore domestically given the really strong relationship we have with our strategic stainless suppliers we have done a very good job using physical hedges with just the quantities we buy the—how we manage lead times and how we manage the syndication of stainless volumes into our various branches.

Brett Levy: All right. Thanks very much guys. I’ll get back in queue.

Michael Arnold: All right thanks Brett.

Edward Lehner: Thanks Brett.

Operator: And we’ll take our next question from Luke Folta with Jefferies.

Luke Folta: Good morning Mike, Eddie.

Michael Arnold: Hey Luke.

Edward Lehner: Hey Luke.

Luke Folta: First question on shipments. I think throughout the transformation process part of your strategy had been to maybe step away from some markets that hadn’t been, you know, generating sufficient margins and returns for you.

When you look at your shipments as a percentage of the metal service center MSCI data, you know, they through the last cycle were 5.5% to 6.5%, you know, depending on the quarter and the year, and over the last couple of years they have kind of dipped down you know 6% and 11% and a little over 5% and 12% and now we are kind of at the high 4s.

As you continue to execute the transformation, I guess when do we start to I guess stabilize in terms of your share of the total industry shipments and perhaps maybe start heading the other direction?

Michael Arnold: Yeah, Luke, the color your provided on the numbers is accurate and I think as we went through the transformation, we not only were making choices as to business that we didn’t think long term was in shareholders’ best interests to continue to grow. At the same time as you know, we’ve talked about changing the mix of the products that we sell and that’s going to change the looks of the tons.

So part of our strategy has been not only to change the mix of what we sell in terms of the shape to more profitable business but also do more processing. And in many cases, that won’t change the weight of what we ship in a significant way, but it will change the value added component of our revenue.

So what we think we are going to see is—and what we track is the dissecting of the MSCI data to see if we are growing in the targeted products that we have selected to grow and in those cases, the answer has been yes even throughout this period. In the macro, it is going to play out as to how we make strategic choices on business that we find to be attractive, business we are interested in growing, and then that continued mix change.

So you know what I will tell you as we talk on this on a quarterly basis and you ask us questions on MSCI in terms of tons, you are going to get some interesting answers because it is just not something that I am paying a lot of attention to because I am more interested in that mix, the more profitable mix. Our targeted market share growth in those areas that we want to grow, and so far, those trends have all been actually very positive in the past and continue. So it is good news hidden inside of this big macro industry information.

Luke Folta: Okay, all right, and then just you know looking at that data for July, it looks like another, you know, pretty nice, you know, month in terms of overall demand. Are you able to give us some sense of kind of what tons per day were or any indication of what you are seeing so far in 3Q?

Michael Arnold: Yeah, so on a macro basis, July was good from the standpoint of demand on their business. In fact, I would tell you that it is probably a little bit out of the norm as what you might see in—to the positive side as you might see in a typical July especially with people looking at second halves’ cyclical nature of our business. So what we are seeing so far towards the second half is the indications I think most have talked about in the industry that it will be stronger than the typical down cycle in that second half, but you know it is still early in the quarter and in the second half to predict exactly what is going to go on.

But we think the economic recovery is still there albeit slow. The benefit to us Luke is the fact that we play in these late cycle markets, which start to pick up in the latter half of the cycle versus you know the stronger early cycle markets like automotive, commercial aerospace, res/non-res, which we don’t have significant positions in.

Luke Folta: Okay, I guess just on margins too. I guess how you guys talk about it, FIFO gross margin basis, you know you are looking at pretty nice expansion. You are on your 18% as Eddie pointed out. I guess prices have gone up pretty nicely sequentially 4Q to 1Q and then 1Q to 2Q. If we are we are looking for flattening in the price trend in the second half, is an 18% gross margin on that basis something that you think is achievable.

Michael Arnold: Luke, you are trying to take us into a little bit of forecasting which we are not going to go to right at this point. So the only thing that I will tell you is when we began talking about the transformation three years ago, one of the key elements was to continue — start a margin expansion and continue that regardless of the market and commodity based pricing that we saw in the marketplace. We’ve continued to do that so you can extrapolate from there.

Edward Lehner: And Luke this is Eddie. I would say that there has certainly been a lag on aluminum. Aluminum has emerged lately after the Midwest premium picked up earlier in the year. Stainless seems to have plateaued for now and carbon you have to go category by category where you see strength for instance in plate and hot rolled SBQ. You see more of a flattening in the other categories around carbon, so if you just look at the macro indicators and what has been talked about in the industry, there are some catalysts but they are not all working at the same time. And like for example nickel as I said, it seems to have plateaued for now.

Michael Arnold: Yeah, but it is important. It’s a great question because it is an important part of our transformation strategy that basically we have said, you know, in the things that we can control, we will continue to expand that internal performance and therefore our margins. The things that we can’t control obviously will impact them one or the other, but so far, our track record has showed the continued expansion has been very attractive in some very tough markets.

Luke Folta: Okay, I guess asked a different way and I will turn it over. Were there any I guess meaningful benefits from inventory holding gains in the first half?

Edward Lehner: In the first half Luke.

Luke Folta: Yeah first half or second quarter.

Edward Lehner: Yeah, we saw some positive results from — I would say from being able to get improvements in nickel driven stainless products you know through our supply chain into the end markets probably about mid second quarter and that was the biggest catalyst.

Luke Folta: Okay, thank you gentlemen. I will turn it over.

Michael Arnold: Thanks Luke.

Operator: And we will take our next question from Justine Fisher with Goldman Sachs.

Justine Fisher: Good morning. Nice to talk to you guys again.

Male: Hi Justine.

Male: Hi Justine.

Justine Fisher: So the first question I have is on the broader market vis-à-vis the import situation. We’ve clearly—we’ve seen imports go up year over year among various steel types but we are also seeing trade cases be brought it seems in lock step with the increase in imports. So my question to you guys is how do you see this playing out? I mean we are seeing a glut of steel globally but markets like the U.S. seem pretty well able to protect themselves via these trade cases.

You know I would venture to say that the steel market has become not cyclical, so at some point, it seems that we would need to see you know a bit of a cycle here, but do you think that the trade cases protect the U.S. market from imports or do you see imports still being a source of some price softening even if not disastrous price softening over the next few quarters?

Edward Lehner: Yes, Justine, I will tell you what. It is a really interesting story that is developing because when you go back and you start with RG steel, probably almost two years ago, 20 million tons of carbon sheet capacity has been consolidated in the industry all the way through the maybe prospective sale of (Gallatin Steel). So now, you’ve got 85% of sheet capacity that is you know being controlled by five nameplate companies. That is a big development.

Imports are definitely, up year over year, there is no questioning that. I do think you have to peer into the categories of import and you have to note that there has been a big run up in semi-finished, so slabs, and billets. So certainly, it is addressing the deficit between hot metal capacity in the country and finished capacity. So when you factor that out, yes, imports are up, but it would appear that domestic producers are holding the line and doing a pretty good job of keeping their price books up.

Justine Fisher: Okay and just — has that consolidation or that brought up another question to me. Has that consolidation affected the way you guys negotiate? I guess your pricing with the steel mills—the more consolidated they are, the bigger they are. Obviously Ryerson is one of the bigger service centers, but has that changed your ability to kind of play the mills off of one another to get better pricing or do you find yourself able to kind of source the price steel for Ryerson?

Michael Arnold: Yeah, I think as industries consolidate, I think there is always a judgment as to whether or not that brings more discipline into the industry itself and therefore the ability for the mills and any manufacturer to command higher prices. I think as that consolidation takes place, we will see how that plays out Justine and you know from our viewpoint, we support better pricing in this marketplace.

I think the service, technology, and capabilities that the industry brings to the end use markets probably hasn’t created significant enough profit pulls in the past and I think that’s what drives a lot of the consolidation. So clearly, that will be an element. We don’t see that as a negative to the market whatsoever on the consolidation. In fact, I think everybody that operates in unconsolidated industries roots for more consolidation, so both in terms of the mills and also in the service center environments, we support future consolidation.

Edward Lehner: And on trade cases, we would note two impacts. One is it seems to bring up a pricing floor so that difference between international and domestic seems to come up with the greater number of trade cases filed and the success of those trade cases, and we have seen that it will slow import momentum to some degree.

Justine Fisher: Okay and then last question to just follow up on consolidation. I know a while ago you guys — there was some talk about platinum and ((inaudible)) and some potential, and so I think the markets thought about some potential consolidation with Ryerson on that front. But I know that the market has seen results from some of your competitors that have been big consolidators in the past and some of those results may have been disappointing.

So I was wondering if you see Ryerson being a consolidator let’s say over the next few quarters in the industry? There is clearly opportunity for it, but you know looking at the consolidation that has taken place among peers, has it really been that beneficial for those companies and you know do you think that’s the right direction for Ryerson or is the EBITDA growth going to be more organic?

Michael Arnold: Yeah, you asked a lot of questions Justine.

Justine Fisher: That was about five questions in one.

Michael Arnold: No, I think it was 15, but let me see if I can give you a good answer to that. You know as you know, it is a very fragmented market. There is no one that has more than 10% of this market, so a consolidation could go on for many, many years and not significantly impact the dynamics of the market, so we take a little bit different view of this Justine. We look very much as Ryerson as a company with significant scale, breadth of products, breadth of facilities, geographic locations, processing capabilities, and one of the things that we are very much focused on is bringing that in a more consolidated way to the local customer because this is a very localized business.

One of the things that we have found is instead of trying to buy everybody up and consolidate everybody and then just kind of you know just surround the customer, we basically said let’s bring all of what we have to bear at the local sales level so that they can sell to a customer as if the entire Ryerson corporation was sitting right around the corner.

So consolidation isn’t something that we stare at and as a major part of our strategy. We are all about the transformation, which has been the operating efficiency, the margin expansion, and now the growth both from an organic and an inorganic perspective. And we’ve seen that the investments that we’ve been able to make without doing any kind of major consolidations have actually shown some attractive market share growth in areas where we targeted with the right kind of investments at the right time.

So the rest of it again I think on the consolidation everybody would probably prefer to operate in very consolidated industries, but this one is a long way from that.

Edward Lehner: And Justine I would add that there is different ways to consolidate and some other ways to consolidate are by mapping supply chains and really looking at how you connect the enterprise, so this is really our focus Justine.

Justine Fisher: Okay, great. Thank you very much.

Michael Arnold: You bet.

Operator: And we’ll take our next question from (George Bearstein) with Deutsche Bank.

George Bearstein: Good morning. And Mike just to maybe follow up on that volume question earlier, you had said that you’re not really tracking the MSCI data that closely. But could you talk then, are you through or do you think you’ve finished at this point with kind of shedding the volumes?

Or was there still a kind of negative headwind in the second quarter results where you were kind of shedding non-core volumes, and that was asking the volumes that you’re targeting? And you actually are seeing growth. And if you could just kind of talk about sort of the legacy business, if that was down. And then in your core focus, where you’re seeing the volumes being up year on year.

Michael Arnold: So on a macro basis, or when we look back word really the — you said shedding volume. We looked at it more as we re-priced some business that wasn’t very attractive. And we allowed our customers to make some decisions.

It really was finished in 2012 period of time. Ran over into some of 2013. And really, I think we’ve got it down to a mix that we’ve shown we were able to expand our margins now on that business that we continue to keep.

So that’s really behind us. I think the only thing that we’ve done is there’s been one particular product line that we took out of a geography. And we shut some facilities and moved actually some capacity elsewhere in the company where we could better utilize because of the customer base and the attractiveness of that customer base.

And that brought down the MSCI data just a little bit. But I would tell you that’s kind of behind us. Now it’s just our continued changing of the mix of our business, which yes, as we look at the investments that we’ve made, we break down the MSCI data into the data that we can now match up to our targeted growth areas.

And then remember, we’ve talked a lot about the clay processing and long product as two specific growth areas where we have actually picked classifications within those categories to grow.

We’ve seen that market share actually grow over the last 12 months. And we believe it will continue to grow. And that just means that in some cases we make a decision to take our resources and the expense dollars that were willing to spend in the business, and we shift them over to those product lines to make sure that they’re getting the right attention from a service standpoint.

So I will tell you that we look at the MSCI stuff. You’ll hear me say tons maybe once a year, but it really is a philosophy of continuing to change that mix to something that is far more attractive to our shareholders and where we’ve made the investments.

And where we’re finding that we can pick up market share because we’re bringing this scale of Ryerson as a corporation right down to the local customer.

George Bearstein: Okay. And speaking of consolidation, could you just have some comments may be on your recent acquisition of Northern Illinois Steel and the Aluminum Services UK companies in August?

Michael Arnold: Well, if we could get Dave Hanna from Reliance on the phone, he could probably comments on those ((inaudible)). Sorry.

George Bearstein: Sorry, I meant — my bad? I meant if you could comments on Reliance’s consolidation of those assets. And we’re still seeing consolidation play out.

Michael Arnold: Yes, not really. No, I think that’s a good question for Dave and his team as to their approach to those companies and what they’re going to do.

George Bearstein: Right, and then just a technical question may be for Eddie. Just in terms of the retirement of the debt, if you could talk about our they’re going to be any additional charges that would be reflected in your interest expense line in the second half for that debt?

Edward Lehner: It’s just going to be a small amount of unamortized debt issuance cost relating to the 11 and a quarters, proportionate to the amount that we’re going to redeem. That’s about it.

George Bearstein: So like $2 million, or what magnitude?

Edward Lehner: Less than that.

George Bearstein: Okay. All right thank you.

Operator: And as a reminder that is Star 1 if you’d like to ask a question at this time. And we’ll take our next question from Phil Gibbs with KeyBanc Capital Market.

Phil Gibbs: Hey Mike, Eddie, good morning. Congratulations on the progress.

Michael Arnold: Thanks Phil.

Phil Gibbs: Eddie if you could just briefly talk about the FIFO gross margins up nearly 200 (bips) year on year in the quarter. You know, how much of that was mix? You know, how much of that was mix? You know, how much of that was the nickel piece you were talking about?

And, you know, how much of that is maybe better working capital management? You know, any way to kind of parse out that, the pieces parts against that upside year on year?

Edward Lehner: Yes, so I would say that I mean the expense leverage was very good. So our expenses were down 50 (bips). Our margins were up as you describe. And we got some of that from pricing, probably about 80 to 100 basis points on pricing.

The remainder would have been allocated between supply chain initiatives. The order mix, which would be transactional versus program contract and the work we’re doing on pricing segmentation.

Phil Gibbs: Perfect. And on the processing or kind of the more—the value add versus the, I call it the plain vanilla kind of trading type business, you know, how much of the business relative to maybe 2010 right now is what you would call value add processing versus 2014 versus 2010? And then maybe where do you see that mix in call it 2018?

Michael Arnold: Yes, let me categorize it Phil. We made investments back in 2011 and 2012 of about 70 million in growth CAPEX. That was actually all targeted on increasing the level of processing that we were capable of doing, off with the commodity metal.

So that processing has grown. Over the last three years it continues to do so as we have ample capacity to continue to improve at that processing. And so well over half of what we ship today is processed in some fashion, which would be an improvement over going back as recently as 2010.

Phil Gibbs: Any idea as far as kind of a percentage of your mix relative to back then? And maybe where you expect to be going forward? I mean was it 25%, and then you expect ultimately to get to 75? Or any thoughts on where you think you may want to go? The sky’s the limit obviously, but just thinking about a target.

Michael Arnold: Yes, we really believe that, although we don’t believe we’ll drive it to 100%, we do believe that the more we touch it, move it, bend it, turn it, put holes in it, et cetera, for our customers, the better opportunity for value-added pricing and better returns.

So we’ll continue to drive that. You know, it’s interesting Phil. We didn’t really track that I’ll say in the past Ryerson because so much of the focus was on selling significant volumes of the flat roll product, basically just cut to sheet.

So I think you got to kind of compare and contrast what used to be the mix of our business, which was the kind of commodity flat roll product, which was in excess of 65% of our business. And that’s down to, you know, about 54, 53% now.

And so as you see the rise in the other components of long and process plate, most of that now is being processed versus the other would not have been considered processed. It was just cut to sheet and sold.

So probably if you just take those numbers, you’re looking at someplace between probably 10 and 25% increase in just the absolute processing that’s been done since the period of probably around 2010. That’s just a rough kind of high level. We usually look at it in kind of shapes and material types and those sorts of things. But in the processing, that would give you a pretty good feel for it.

And of course as you know, you know, processing is in processing is in processing. So in some cases we actually provide kidded parts to end-users, which takes significant processing, right. So these are almost finished parts. And all the way back to processing, which you could have called just cutting oil into sheet.

Phil Gibbs: Are there longer-term aspirations for you guys to do more of the manufacturing, you know, relative to just maybe kind of the first stage, you know, first stage metal, you know, in this supply chain to an OEM?

Any thoughts about going really far downstream? Or would you rather go, you know, call it horizontal at this point?

Michael Arnold: Yes, you know what we’re doing Phil. It’s a great question because our approach to this is that we participate in what we consider to be a lot of attractive kind of general industrial markets where you have tens of thousands of customers, a lot of very interesting end-users.

And typically we spend the time with our customers determining what they would like us to do. In other words, in some cases we’ve picked up market share in various industries because customers have decided that they no longer want to do a certain level of first or second stage manufacturing.

And as you’re probably aware Phil, the management team that we have in place, the top six players basically four of the top six come from manufacturing companies. So this is not something that scares us.

It’s something that manufacturing is a different game than pure distribution. And so there are requirements with regards to how you produce, when you produce, the servicing of it, the technical capabilities, et cetera. So yes, I would tell you that we’ll continue to move it downstream. But we’ll move there with our customers as they find a great interest in that value added processing.

And in some cases I will tell you that one of the interesting stories has been the on-shoring that a lot of people have been talking about for the last two years back onto North America from places like Asia. And in many cases those customers don’t want to put it back into their facilities. And they’re looking for companies who can take that on.

And so we’ve seen opportunities and actually gained some market share in some product lines where we’ve been able to take that production back into North America from other facilities, but it didn’t go back into the customer. It went into facilities like ours across the continent.

So some very interesting dynamics going on which are providing us opportunities for the additional processing. Hence, that’s why we made at those investments in ’11 and ’12.

Phil Gibbs: Thanks so much for the explanation Mike. Just have a real quick one. As far as your construction exposure or your non-res exposure, I know it’s not big piece of the business, but any way for you to couch what they call direct and indirect sales exposures to that market? That’s all. Thanks.

Michael Arnold: Yes. So it’s mainly Phil, in the construction equipment, et cetera. And which is, you know, not quite 10% of our revenue, but is an attractive market for us and it’s sizable.

So the way we play in the res and non-res is in that equipment plus then the HVAC and appliances afterwards. We really don’t play much in the structural.

Phil Gibbs: Thanks.

Michael Arnold: Okay thanks Phil.

Operator: And once again that is Star 1 if you’d like to ask a question at this time, Star 1. And we have no further questions in the queue.

Michael Arnold: Okay, great. Well thanks operator. And thanks everybody for participating. We’re pleased with the solid financial results we posted in the second quarter. We believe there’s a lot more opportunity for improvement. Hopefully you’ve heard that in our comments today.

On a cyclical basis we believe that we’re positioned to capitalize on a recovery in the metals market. And on a longer-term basis our transformation has enhanced our competitive position and created a foundation for expanded growth and profitability.

So thanks for your interest and we look forward to speaking with you again next quarter.

Operator: That does conclude today’s conference. Thank you for your participation.

END